News Release

For Immediate Release:	For More Information, Contact:
April 27, 2022	Elaine Pozarycki
919-834-3090

First Bancorp Reports First Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $34.0 million, or $0.95 per diluted common share, for the three months ended March 31, 2022, compared to $28.2 million, or $0.99 per diluted common share, recorded in the first quarter of 2021. Comparisons for the financial periods presented are significantly impacted by the Company's acquisition of Select Bancorp, Inc. ("Select") completed in the fourth quarter of 2021 which contributed $1.3 billion in loans and $1.6 billion in deposits as of the acquisition date.

Richard H. Moore, CEO and Chairman of the Company, stated, "Our team produced strong results in nearly all areas of the bank as we completed the integration of Select into our core systems during the first quarter of this year. Core performance measures continue to be strong and despite an uncertain economic landscape, we remain optimistic that we will continue to benefit from our increased balance sheet as the year continues."

First Quarter 2022 Highlights

•Annualized return on average assets of 1.30% and annualized return on average common equity of 11.38% for the three months ended March 31, 2022.
•Tax equivalent net interest margin remained strong at 3.21% as a result of our low cost of funds and loan yield of 4.30%.
•Increase in average earning assets of 42.3% realized from March 31, 2021. Year-over-year growth in core legacy loans (excluding loans acquired from Select and Paycheck Protection Program ("PPP") loans) was $536.1 million, or 11.6%, as of March 31, 2022.
•Continued favorable credit results with decreases in nonperforming assets ("NPA") and a NPA to total assets ratio of 0.46% as of March 31, 2022, down from 0.65% for the comparable period of 2021.
•Total common equity Tier 1 ratio of 12.75% and total risk-based capital ratio of 14.87%. There were no common shares repurchased during the quarter.
•Accumulated other comprehensive loss ("AOCI") related to unrealized losses on available for sale securities increased and reduced the tangible common equity by 13.2% resulting in a tangible common equity ratio of 7.17% at quarter end.
•Quarterly cash dividend of $0.22 per share declared, a 10.0% increase over the dividend rate in the fourth quarter of 2021.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2022 was $76.9 million, a 39.2% increase from the $55.2 million recorded in the first quarter of 2021. The increase in net interest income from the prior year period was driven by higher earning assets related to both the Select acquisition and organic growth, offset somewhat by a reduction in net interest margin ("NIM"). Average interest-earning assets increased 42.3% from the first quarter of 2021, with increases in both loans and investment securities. The Company’s tax-equivalent NIM (calculated by dividing tax-equivalent net interest income by average earning assets) for the first quarter of 2022 was 3.21%, compared to 3.27% for the first quarter of 2021. The decline year-over-year was primarily due to the impact of lower market interest rates and the lower incremental reinvestment rates realized from funds provided by the Company's high deposit growth.

The Company recorded loan discount accretion of $2.3 million in the first quarter of 2022 compared to $1.3 million in the first quarter of 2021 with the increase being due primarily to loans acquired from Select. Loan discount accretion had a 10 basis point positive impact on the NIM in the first quarter of 2022 compared to an 8 basis point positive impact in the first quarter of 2021.

Allowance for Credit Losses, Provisions for Credit Losses and Unfunded Commitments, and Asset Quality

For the three months ended March 31, 2022, the Company recorded a provision for credit losses of $3.5 million based on changes in the loan portfolio and updated economic forecasts. No provision for credit losses was required in the comparable period of 2021, which was the first quarter of the Company's adoption of CECL.

Asset quality continues to improve with annualized net loan charge-offs of 0.01% for the first quarter of 2022 compared to a net charge-off ratio of 0.10% for the same period of 2021. Total nonperforming assets amounted to $48.9 million at March 31, 2022, or 0.46% of total assets, down from $50.0 million, or 0.65% of total assets, at March 31, 2021.

During the three months ended March 31, 2022, under the CECL methodology, the Company recorded a reversal of the provision for unfunded commitments totaling $1.5 million related primarily to fluctuations in the levels of outstanding loan commitments. The Company's allowance for unfunded commitments at March 31, 2022 totaled $12.0 million and is recorded within the line item "Other liabilities".

Noninterest Income

Total noninterest income for the first quarter of 2022 was $19.3 million, a 6.9% decrease from the $20.7 million recorded for the first quarter of 2021. The primary factors driving fluctuations between the two periods were as follows:

•Fees from presold mortgages decreased 75.3% to $1.1 million in the first quarter of 2022 related to the general decline in refinancings and new originations commencing in the second quarter of 2021 as a result of increases in mortgage interest rates.
•Commissions from sales of insurance and financial products amounted to $976,000 for the first quarter of 2022 compared to $2.2 million in the first quarter of 2021. The decline was due to the sale of substantially all of the assets of the Company's property and casualty insurance agency subsidiary on June 30, 2021.
•A 29.6% increase in "Service charges on deposit accounts" and a 26.3% increase in "Other service charges, commissions and fees" were driven by the Select acquisition and related increase in the number of new customers and transaction accounts. Higher bankcard revenues (up $1.3 million or 32.5%) also contributed to the increase.
•SBA loan sale gains were up 40.0% to total $3.3 million for the first quarter of 2022. The increase was related to the timing of sales and the volume of originated loans available to be sold in each period. Offsetting the higher SBA sale gains, SBA consulting fees declined $2.0 million for the first quarter of 2022 as compared to the prior year as a direct result of lower PPP-related revenue.
•Other gains amounted to $1.6 million for the three months ended March 31, 2022, primarily due to death benefits realized on bank-owned life insurance policies.

Noninterest Expenses

Noninterest expenses amounted to $51.5 million and $40.1 million in the first quarters of 2022 and 2021, respectively, an increase of 28.5%. Included in the March 31, 2022 quarter was $3.5 million in merger and acquisition expenses primarily related to computer system conversion costs. The balance of the increase in noninterest expenses was driven by increased operating expenses resulting from the Select acquisition.

Income Taxes

The Company’s effective tax rates were 20.4% and 21.3% for the first quarter of 2022 and 2021, respectively. The lower effective tax rate in the first quarter of 2022 was related to higher tax-exempt income in that quarter relative to taxable income.

Balance Sheet and Capital

Total assets at March 31, 2022 amounted to $10.7 billion, a 37.7% increase from a year earlier. The growth was driven by the acquisition of Select and a significant increase in deposits.

Total loans amounted to $6.1 billion at March 31, 2022, an increase of $1.4 billion, or 31.2% from March 31, 2021, due to a combination of organic loan growth and the Select acquisition, partially offset by reductions in PPP loans. Total deposits amounted to $9.4 billion at March 31, 2022, an increase of $2.7 billion, or 39.4%, from March 31, 2021. Exclusive of deposits acquired from Select, the high core deposit growth is believed to be due to a combination of stimulus funds and changes in customer behaviors during the pandemic, as well as ongoing growth initiatives by the Company.

Total investment securities increased $1.2 billion from March 31, 2021 to total $3.2 billion at March 31, 2022, as the Company deployed excess liquidity during the period.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at March 31, 2022 of 14.87% compared to 15.58% reported at March 31, 2021. The decline resulted from the high balance sheet growth experienced between the periods. The Company’s tangible common equity to tangible assets ratio was 7.17% at March 31, 2022, a decrease of 116 basis points from a year earlier, with the decline driven by the higher unrealized loss on available for sale securities included in AOCI.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $10.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 108 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	Three Months Ended March 31,		Percent
($ in thousands except per share data - unaudited)	2022	2021	Change
Interest income
Interest and fees on loans	$64,202	51,073
Interest on investment securities	14,258	6,236
Other interest income	649	700
Total interest income	79,109	58,009	36.4%
Interest expense
Interest on deposits	1,771	2,388
Interest on borrowings	460	383
Total interest expense	2,231	2,771	(19.5)%
Net interest income	76,878	55,238	39.2%
Provision for loan losses	3,500	—
Reversal for unfunded commitments	(1,500)	—
Total provision for credit losses	2,000	—	100.0%
Net interest income after provision for credit losses	74,878	55,238	35.6%
Noninterest income
Service charges on deposit accounts	3,541	2,733
Other service charges, commissions, and fees	6,974	5,522
Fees from presold mortgage loans	1,121	4,544
Commissions from sales of insurance and financial products	976	2,190
SBA consulting fees	780	2,764
SBA loan sale gains	3,261	2,330
Bank-owned life insurance income	976	620
Other gains (losses), net	1,622	(34)
Total noninterest income	19,251	20,669	(6.9)%
Noninterest expenses
Salaries expense	23,454	20,131
Employee benefit expense	5,578	4,574
Occupancy and equipment related expense	4,688	3,949
Merger and acquisition expenses	3,484	—
Intangibles amortization expense	1,017	897
Foreclosed property (gains) losses, net	(80)	157
Other operating expenses	13,324	10,357
Total noninterest expenses	51,465	40,065	28.5%
Income before income taxes	42,664	35,842	19.0%
Income tax expense	8,695	7,648	13.7%
Net income	$33,969	28,194	20.5%

Earnings per common share - diluted	$0.95	0.99	(4.0)%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$76,878	55,238
Tax-equivalent adjustment (1)	697	443
Net interest income, tax-equivalent	$77,575	55,681	39.3%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2022	2021
Return on average assets (1)	1.30%	1.53%
Return on average common equity (2)	11.38%	12.92%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	0.20
Stated book value - common	31.36	30.78
Tangible book value - common (non-GAAP)	20.66	21.87
Common shares outstanding at end of period	35,639,889	28,489,474
Weighted average shares outstanding - diluted	35,640,978	28,537,853

CAPITAL RATIOS
Tangible common equity to tangible assets (non-GAAP)	7.17%	8.33%
Common equity tier I capital ratio - estimated	12.75%	13.25%
Tier I leverage ratio - estimated	9.61%	9.60%
Tier I risk-based capital ratio - estimated	13.63%	14.33%
Total risk-based capital ratio - estimated	14.87%	15.58%

AVERAGE BALANCES ($ in thousands)
Total assets	$10,564,419	7,477,826
Loans	6,051,487	4,684,143
Earning assets	9,814,193	6,898,406
Deposits	9,220,352	6,474,115
Interest-bearing liabilities	5,852,296	4,233,740
Shareholders’ equity	1,210,122	885,190

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.

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TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021

Net interest income - tax-equivalent (1)	$77,575	74,552	59,129	59,276	55,681
Taxable equivalent adjustment (1)	697	707	576	517	443
Net interest income	76,878	73,845	58,553	58,759	55,238
Provision (reversal) for loan losses	3,500	11,011	(1,400)	—	—
(Reversal) provision for unfunded commitments	(1,500)	2,432	1,049	1,939	—
Noninterest income	19,251	15,057	16,511	21,374	20,669
Noninterest expense	51,465	62,789	40,817	40,985	40,065
Income before income taxes	42,664	12,670	34,598	37,209	35,842
Income tax expense	8,695	2,148	6,955	7,924	7,648
Net income	33,969	10,522	27,643	29,285	28,194

Earnings per common share - diluted	0.95	0.30	0.97	1.03	0.99

Cash dividends declared per share	0.22	0.20	0.20	0.20	0.20
(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS ($ in thousands)
	At March 31, 2022 (unaudited)	At December 31, 2021 (audited)	At March 31, 2021 (unaudited)	One Year Change
Assets
Cash and due from banks	$124,785	128,228	71,206	75.2%
Interest-bearing deposits with banks	440,974	332,934	458,860	(3.9)%
Total cash and cash equivalents	565,759	461,162	530,066	6.7%

Investment securities	3,231,138	3,144,239	2,020,540	59.9%
Presold mortgages in process of settlement	5,672	19,257	31,869	(82.2)%
SBA loans held for sale	3,630	61,003	7,002	(48.2)%

Loans	6,064,698	6,081,715	4,624,054	31.2%
Allowance for credit losses on loans	(82,069)	(78,789)	(65,849)	24.6%
Net loans	5,982,629	6,002,926	4,558,205	31.2%

Premises and equipment	135,482	136,092	123,271	9.9%
Operating right-of-use lease assets	20,380	20,719	16,899	20.6%
Intangible assets	381,191	382,090	253,878	50.1%
Foreclosed properties	2,750	3,071	1,811	51.8%
Bank-owned life insurance	164,273	165,786	107,594	52.7%
Other assets	159,156	112,556	85,259	86.7%
Total assets	$10,652,060	10,508,901	7,736,394	37.7%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$3,593,642	3,348,622	2,430,198	47.9%
Interest-bearing checking accounts	1,577,197	1,593,231	1,258,500	25.3%
Money market accounts	2,636,913	2,562,283	1,721,230	53.2%
Savings accounts	735,659	708,054	567,715	29.6%
Time deposits > $100,000	543,542	613,414	535,519	1.5%
Other time deposits	298,194	299,025	220,325	35.3%
Total deposits	9,385,147	9,124,629	6,733,487	39.4%

Borrowings	67,415	67,386	61,342	9.9%
Operating lease liabilities	20,903	21,192	17,354	20.5%
Other liabilities	61,105	65,119	47,358	29.0%
Total liabilities	9,534,570	9,278,326	6,859,541	39.0%

Shareholders’ equity
Common stock	723,441	722,671	397,094	82.2%
Retained earnings	559,004	532,874	483,944	15.5%
Stock in rabbi trust assumed in acquisition	(1,814)	(1,803)	(2,256)	19.6%
Rabbi trust obligation	1,814	1,803	2,256	(19.6)%
Accumulated other comprehensive loss	(164,955)	(24,970)	(4,185)	n/m
Total shareholders’ equity	1,117,490	1,230,575	876,853	27.4%
Total liabilities and shareholders’ equity	$10,652,060	10,508,901	7,736,394	37.7%

n/m - not meaningful

First Bancorp and Subsidiaries Financial Summary

	For the Three Months Ended
YIELD INFORMATION	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021

Yield on loans	4.30%	4.37%	4.19%	4.48%	4.42%
Yield on securities	1.76%	1.45%	1.46%	1.45%	1.47%
Yield on other earning assets	0.55%	0.42%	0.47%	0.56%	0.57%
Yield on all interest-earning assets	3.27%	3.20%	3.11%	3.32%	3.41%

Rate on interest bearing deposits	0.12%	0.13%	0.14%	0.18%	0.23%
Rate on other interest-bearing liabilities	2.77%	2.88%	2.45%	2.49%	2.53%
Rate on all interest-bearing liabilities	0.15%	0.17%	0.17%	0.21%	0.27%
Total cost of funds	0.10%	0.11%	0.11%	0.14%	0.17%

Net interest margin (1)	3.18%	3.10%	3.00%	3.19%	3.25%

Net interest margin - tax-equivalent (2)	3.21%	3.13%	3.03%	3.22%	3.27%

Average prime rate	3.29%	3.25%	3.25%	3.25%	3.25%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.
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	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands - unaudited)	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021

Interest income - increased by accretion of loan discount on acquired loans	$1,671	1,912	530	2,913	752
Interest income - increased by accretion of loan discount on retained portions of SBA loans	667	703	697	718	589
Total interest income impact	2,338	2,615	1,227	3,631	1,341
Interest expense - reduced by premium amortization of deposits	234	261	8	11	15
Interest expense - increased by discount accretion of borrowings	(73)	(116)	(45)	(44)	(44)
Total net interest expense impact	161	145	(37)	(33)	(29)
Total impact on net interest income	$2,499	2,760	1,190	3,598	1,312

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	As of / for the Three Months Ended
PAYCHECK PROTECTION PROGRAM (PPP) LOANS ($ in thousands - unaudited)	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021

PPP loans outstanding	$15,623	38,979	66,876	155,515	241,421
PPP fee amortization	1,324	1,676	2,093	2,696	3,035

First Bancorp and Subsidiaries Financial Summary

ASSET QUALITY DATA ($ in thousands)	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021

Nonperforming assets
Nonaccrual loans	$33,460	34,696	31,268	32,993	39,566
Troubled debt restructurings - accruing	12,727	13,866	7,600	8,026	8,601
Accruing loans > 90 days past due	—	1,004	—	—	—
Total nonperforming loans	46,187	49,566	38,868	41,019	48,167
Foreclosed real estate	2,750	3,071	1,819	826	1,811
Total nonperforming assets	$48,937	52,637	40,687	41,845	49,978

Asset Quality Ratios
Net quarterly charge-offs to average loans - annualized	0.01%	0.05%	—%	0.07%	0.10%
Nonperforming loans to total loans	0.76%	0.82%	0.80%	0.86%	1.04%
Nonperforming assets to total assets	0.46%	0.50%	0.48%	0.51%	0.65%
Allowance for loan losses to total loans	1.35%	1.30%	1.31%	1.36%	1.42%